Exhibit 2.8

ARCONIC INC./ALCOA WARRICK LLC

TOLL PROCESSING AND SERVICES AGREEMENT

FOR CAN SHEET PRODUCTS

ARCONIC INC./ALCOA WARRICK LLC

TOLL PROCESSING AND SERVICES AGREEMENT

FOR CAN SHEET PRODUCTS

THIS TOLL PROCESSING AND SERVICES AGREEMENT FOR CAN SHEET PRODUCTS (“Agreement”) is entered into as of this 31st day of October, 2016 (“Effective Date”) by and between ARCONIC INC., a Pennsylvania corporation, formerly known as Alcoa Inc. (“Arconic”) and ALCOA WARRICK LLC, a Delaware corporation (“Alcoa”). Arconic or Alcoa can be referred to as “Party” individually or “Parties” together.

RECITALS:

WHEREAS, Arconic owns and operates manufacturing facilities in Alcoa, Tennessee (“Tennessee Operations”) which are capable of producing can sheet coiled products; and

WHEREAS, Alcoa desires to purchase and Arconic desires to provide toll processing services to produce can sheet products in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND SCHEDULES

Section 1.1 Definitions. When used in this Agreement, the capitalized terms shall have the meanings set forth on Schedule A.

Section 1.2 Schedules. Schedules A through J are attached hereto, made part hereof, and incorporated by reference herein.

ARTICLE 2

OBLIGATIONS OF THE PARTIES - TOLL PROCESSING SERVICES

Section 2.1 Obligations of the Parties - Toll Processing Services. Arconic agrees to provide, and Alcoa agrees to purchase, Toll Processing Services to produce Can Sheet Products, and Alcoa agrees to supply all Raw Materials, all in accordance with the terms of this Agreement.

Section 2.2 Slab Sales. In addition to the Toll Processing Services outlined herein, Arconic may sell to Alcoa and Alcoa may purchase from Arconic primary aluminum products in the form of slab manufactured at Arconic’s Tennessee Operations. None of the terms and conditions set forth in this Agreement shall apply to such slab sales. All terms and conditions of sale for slab purchases, including pricing, payment and volume, shall be as set forth in the Master Agreement for the Supply of Primary Aluminum between the Parties of even date herewith, mutatis mutandis (as if Arconic were Alcoa and Alcoa were Arconic).

ARTICLE 3

TERM

Section 3.1 Term of Agreement. The term of this Agreement (the “Term”) will commence on the Effective Date and continue through December 31, 2018, unless sooner terminated as agreed to by the Parties in writing or as provided in this Agreement (the “Term”).

ARTICLE 4

QUANTITIES OF CAN SHEET PRODUCTS; ORDERS; LEAD TIMES

Section 4.1 Can Sheet Product Quantities. Each year during the Term, Arconic will Toll Process for Alcoa, and Alcoa will have Toll Processed by Arconic, in conformance with (i) the Specifications set forth in Schedule B attached hereto and otherwise as designated by Alcoa as provided herein, and (ii) the other provisions of this Agreement, the quantity of Can Sheet Products set forth on Schedule C (“Purchase Quantity”). Alcoa’s obligation to take, and Arconic’s obligation to supply, Can Sheet Products in the Purchase Quantity is subject to the Tolerance.

Section 4.2 Forecasting. Alcoa agrees to provide annual and monthly forecasts to Arconic as provided on Schedule D.

Section 4.3 Firm Releases and Lead Times. During the Term, Alcoa will issue specific and firm releases to Arconic for shipment requests and delivery of Can Sheet Products, specifying the quantities and Specifications of Can Sheet Products ordered, the destination (Alcoa Delivery Locations or Alcoa Facility) and the requested Shipment Dates, all in accordance with Schedule D.

Section 4.4 Shortfalls. If at any time during the Term of this Agreement either Party reasonably anticipates any Shortfalls, then regardless of cause that Party shall notify the other Party as soon as practicable and the Parties will work together reasonably and in good faith to minimize the impact of any such anticipated Shortfalls, as further provided in Schedule D.

Section 4.5 Inventory Record. During the Term and as agreed to by the Parties, Arconic will keep and maintain accurate records of all Raw Materials, WIP, Scrap and finished Can Sheet Products at Tennessee Operations and the Maryville Facility.

ARTICLE 5

TOLL PROCESSING FEES AND PAYMENT TERMS

Section 5.1 Toll Processing Fees. As compensation for Arconic’s Toll Processing Services, Alcoa will pay to Arconic in USD the Toll Processing Fees in accordance with the payment terms and other provisions set forth on Schedule F (“Toll Processing Fees”).

ARTICLE 6

RAW MATERIALS - DELIVERY, INSPECTION, WEIGHTS AND STORAGE

Section 6.1 Supply and Delivery of Raw Materials. Alcoa shall transport and deliver (or arrange to have transported and delivered), at Alcoa’s sole cost and expense, all Raw Materials to Tennessee Operations and the Maryville Facility needed by Arconic to perform the Toll Processing Services requested by Alcoa hereunder in accordance with the forecasts referenced in Schedule H. All Raw Materials (including Prime, RSI, Class Scrap, UBC and Molten Metal) shall conform with the Raw Material Specifications for each permitted Raw Material and be from suppliers or sources approved for deliveries to Tennessee Operations.

Section 6.2 Process for Arconic receiving Raw Materials delivered by New Alcoa. Arconic will receive, weigh and test the Raw Materials in accordance with the Raw Materials Specifications and the receiving and test practices attached as Schedule G. Arconic will perform visual inspections and required testing of all Raw Materials received from Alcoa as provided on Schedule G.

Section 6.3 Storage and Commingling of Raw Materials. Arconic shall offer, for Alcoa’s review and approval, storage space at Tennessee Operations in accordance with this Section 6.3 and Schedule H. This storage space shall be reasonably suitable for the safe, secure and proper storage of the Raw Materials and consistent with generally accepted industry practices for the storage of such materials (“Raw Material Store”). Arconic will also provide reasonable access and ingress and egress to Alcoa and its agents and contractors, and in connection therewith, Alcoa agrees on behalf of itself and its agents and contractors that any persons who enter Tennessee Operations or the Maryville Facility will comply with the facility’s health and safety requirements and other applicable Arconic policies which are communicated by Arconic to such persons. Arconic shall keep all Raw Materials segregated from its other materials and readily identifiable as the property of Alcoa until the Raw Materials are removed from the Raw Material Store.

ARTICLE 7

MANUFACTURING PROCESS AND CAN SHEET PRODUCTS

Section 7.1 Product Specifications. Arconic shall produce Can Sheet Products meeting the Product Specifications. Changes to Product Specifications will be handled as provided on Schedule I.

Section 7.2 Product Quality. At all times during the Term, Arconic agrees to maintain and abide by the quality practices for Can Sheet Products in effect as of the Effective Date and included on Schedules B and I.

Section 7.3 Outbound Transportation of Can Sheet Products. Alcoa will source and pay for all outbound transportation of Can Sheet Products from Tennessee Operations to the designated Alcoa Delivery Location, including selection of carrier (rail or truck), contracts with the carriers, shipping paperwork, monitoring and status and transportation claims. Arconic will provide labor and the sufficient dock schedules to handle all scheduling and logistics for all daily volumes of Can Sheet Products to be shipped from Tennessee Operations to the designated Alcoa Delivery Location.

ARTICLE 8

TITLE; RISK OF LOSS; POSSESSION; INSURANCE

Section 8.1 Risk of Loss and Title.

(a) Title. The legal title to all Raw Materials, WIP, Scrap and Can Sheet Products shall at all times remain with Alcoa. Arconic shall execute such documents as may be reasonably requested by Alcoa confirming that Alcoa has legal title to, and subject to the provisions of this Agreement, the exclusive right to possession of, the Raw Materials, WIP, Scrap and Can Sheet Products.

(b) Risk of Loss. Risk of loss or damage of Raw Materials shall remain with Alcoa until such time as Arconic begins to move the particular unit of Raw Materials for processing or such Raw Materials are received by Arconic into Arconic’s production system, whichever occurs first, at which time risk of loss or damage shall shift to Arconic. Thereafter, Arconic will have the risk of loss, and be responsible, for the custody, care, and control of Raw Materials delivered to it for Toll Processing until the finished coils of Can Sheet Products are loaded by Arconic for shipment to the Alcoa Delivery Locations.

Section 8.2 Insurance.

(a) Property Insurance. At all times during the term of this Agreement, Arconic shall carry property and casualty insurance, and Arconic shall cause endorsements to be made to its insurance policies to provide such rights to Alcoa. This insurance will be in an amount sufficient to repair or replace Arconic’s production capabilities used to perform Toll Processing Services in the event of loss or damage resulting from an insurable event.

(b) Liability Insurance. At all times during the term of this Agreement, Arconic shall carry occurrence-based Comprehensive General Liability insurance, including products liability and contractual liability insurance, in the amounts commensurate with its business and risks associated therewith, for bodily injury and property damage.

(c) Written Certification. Upon Alcoa’s request, Arconic will timely provide written certification, reasonably acceptable to Alcoa, certifying the material terms of its policies of insurance.

ARTICLE 9

WARRANTY AND LIABILITY

Section 9.1 Warranties, Liabilities and Indemnification. The warranties, liabilities and indemnification of the Parties are as provided on Schedule J.

ARTICLE 10

TERMINATION

Section 10.1 Termination. Notwithstanding the provisions of Section 3.1 above, this Agreement may be terminated, in whole or in part, in accordance with Schedule J.

ARTICLE 11

INTELLECTUAL PROPERTY; USE OF TRADEMARKS

Section 11.1 Trademark and Copyright Intellectual Property License. Subject to the terms and conditions of this Agreement, Alcoa: (a) represents and warrants that it is either the owner of, or a licensee with a sublicenseable license to, the Alcoa Trademark; (b) has the ability to grant licenses to the Alcoa Trademark; and (c) grants to Arconic a non-exclusive and non-transferable, royalty-free license to use the Alcoa Trademark solely for the purpose of marking finished Can Sheet Products with the “Alcoa” Trademark prior to shipment to Alcoa Customers.

Section 11.2 Arconic’s Use of Product Specifications and Related Intellectual Property. For the sole purpose of Arconic being able to perform its obligations under this Agreement, Alcoa grants Arconic the right to use the Product Specifications and any related intellectual property required to supply Can Sheet Products to Alcoa for the Term of the Agreement.

Section 11.3 No License. Except as expressly provided for under the terms of this Agreement, the Separation and Distribution Agreement or the Intellectual Property Agreement, Arconic acknowledges that it shall acquire no other right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by Alcoa, by reason of this Agreement.

ARTICLE 12

PROPRIETARY INFORMATION; CONFIDENTIALITY

Section 12.1 Obligations of Confidentiality. Any and all Proprietary Information disclosed by either Party to the other pursuant to the terms of this Agreement, will:

(a) at all times remain the property of the disclosing Party; and

(b) be retained in confidence by the receiving Party, revealed only on a confidential basis to its employees who have a need to know, and not disclosed to any other party without the disclosing Party’s prior approval unless otherwise agreed herein; and

(c) be used by the receiving Party only for the purpose of performing its obligations under this Agreement; and

(d) to the extent contained in documented form, be maintained in secure files while in the receiving Party’s possession and, unless otherwise agreed to herein, be returned to the disclosing Party or destroyed by the receiving Party at any time so requested by the disclosing Party.

Section 12.2 Level of Care. Each Party commits to use all reasonable efforts to ensure that both it and its employees comply with the obligations of Section 12.1, but under no circumstances less care than each Party uses with respect to its own Proprietary Information.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices. All notices required or permitted to be given under or pursuant to this Agreement shall be in writing and shall be deemed to have been properly delivered when sent by registered or certified mail, postage prepaid, or by facsimile, addressed to the Party to whom it was sent at the address of such Party set forth below or at such other address as the Party shall subsequently designate to the other in writing by notice given in accordance with this Section 13.1:

If to Arconic:	Arconic Inc.
4879 State Street
Bettendorf, Iowa 52722
Attention: President, Aerospace and Automotive Products
Facsimile: 1-563-459-3097

With a copy to:
Arconic Inc., Legal Department
201 Isabella Street
Pittsburgh, Pennsylvania 15212
Attn: Coralyn M. Benhart
Facsimile: 1-412-553-4064

If to Alcoa:	Alcoa Warrick LLC
P.O. Box 10 Highway 66
Newburgh, Indiana 47629
Attn: President, Alcoa Rolled Products
Facsimile: 1-812-853-4048

With a copy to:
Alcoa Corporation, Legal Department
201 Isabella Street
Pittsburgh, Pennsylvania 15212
Attn: Claire E. Miller
Facsimile: 1-412-553-4064

Section 13.2 Force Majeure. If the performance of this Agreement by either Party is delayed, curtailed, interrupted or prevented due to an event of Force Majeure, said Party shall be excused from performance under this Agreement (other than the payment of monies owing or becoming due hereunder) for as long as such circumstances shall continue to cause such delays, curtailment, interruption or prevention of performance, whether for one or more of the above causes, and thereafter such performance shall be resumed as soon as practicable after such event or events are remedied, and as further provided in Schedule J. The Party invoking this remedy shall give written notice to the other Party within ten days after the occurrence of an event of Force Majeure, stating, insofar as known, the impact of the Force Majeure event on its facilities and on its ability to perform hereunder. The Party giving such notice shall exercise due diligence to eliminate or remedy the event of Force Majeure and shall notify the other Party when the disability is remedied or removed.

Section 13.3 Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 13.4 Integration. The Agreement (including references herein to other agreements) and the Schedules hereto constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof. This Agreement may not be released, discharged, abandoned, changed, modified, amended or altered in any manner except by an instrument in writing signed by a duly authorized officer or agent of each of the Parties hereto.

Section 13.5 Independent Contractor. In the performance of Toll Processing Services under this Agreement, Arconic shall be an independent contractor, acting in its own name and on its own behalf. This Agreement does not create the relationship of agent, employer or employee, partnership or a joint venture as between the Parties. Each Party is solely responsible for its personnel, and will hold the other Party harmless from any liability arising in connection therewith. Payment of salaries, indemnities, occupational hazards, or any other obligation or benefit based on the local labour laws or the local social or welfare laws with respect to the employees of a Party, are for the sole account of such Party, and no other Party may be considered for any reason whatsoever as a direct or substitute employer.

Section 13.6 Waivers. The failure of either Party to enforce at any time any or all of the provisions of this Agreement or to exercise any right which is herein provided shall in no way be construed to be a waiver of such provision or provisions nor in any way to affect the validity of this Agreement or any part hereof or the right of either Party to enforce thereafter each and every such provision and to exercise each and every such right. No waiver of any breach of this

Agreement shall be held to be a waiver of any other or subsequent breach. Nothing shall constitute, or have the effect of, a waiver except an instrument in writing signed by a duly authorized officer or agent of the Party against whom such waiver is sought to be enforced and which expressly, and not impliedly, waives a right or rights hereunder.

Section 13.7 Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 13.8 Headings. The section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 13.9 Successors and Assigns and Assignment. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the rights and obligations of the Parties herein contained may be assigned without the prior written consent of the non-assigning Party. This Agreement will be binding on the successors and permitted assigns of the Parties.

Section 13.10 Amendments. This Agreement may be amended or modified only by an instrument in writing duly executed by an authorized signatory of each of the Parties hereto.

Section 13.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction and which is not material to implementing the intentions of the Parties will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions or affecting the validity or enforceability of any provision in any other jurisdiction.

Section 13.12 Compliance with Applicable Laws. The Parties agree to comply, in all material respects, with all laws and regulations applicable to the performance of this Agreement, including without limitation laws related to health and safety matters.

Section 13.13 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 13.14 Dispute Resolution. In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation of the Toll Processing Fees or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), the Parties will negotiate in good faith for a reasonable period of time (not less than thirty (30) days) to resolve the Dispute. If the Parties are unable to resolve the Dispute, then such Dispute will be handled in accordance with the procedures in Schedule J.

[Signature page to follow]

[Signature Page for Arconic Inc./Alcoa Warrick Llc

Toll Processing And Services Agreement For Can Sheet Products]

IN WITNESS WHEREOF, the Parties have caused this Toll Processing and Services Agreement to be executed by their duly authorized representatives as of the date and year first above written.

ALCOA INC.

By:	/s/ Max Laun

Title:	Vice President & General Counsel

ALCOA WARRICK LLC

By:	/s/ Edmund M. Hemmersbach

Title:	Vice President, Alcoa Warrick LLC